Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - 336-436-5076
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2012 FOURTH QUARTER AND FULL YEAR RESULTS

•	Q4 Diluted EPS of $1.26

•	Q4 Adjusted EPS Excluding Amortization of $1.54, Reduced by a $0.09 Impact from Inclement Weather

•	2012 Diluted EPS of $5.99

•	2012 Adjusted EPS Excluding Amortization of $6.82, an Increase of 7.1%

•	Board Authorizes New $1 Billion Share Repurchase Program

Burlington, NC, February 8, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended December 31, 2012.

Fourth Quarter Results
Net earnings were $120.2 million and earnings per diluted share (EPS) were $1.26 in the fourth quarter of 2012. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the fourth quarter of 2012 (Adjusted EPS Excluding Amortization) were $1.54. Inclement weather reduced Adjusted EPS Excluding Amortization by approximately $0.09.

Operating income for the quarter was $215.3 million. Non-GAAP operating income excluding restructuring and other special charges recorded in the quarter (Adjusted Operating Income) was $242.2 million, or 17.2% of revenue. Inclement weather reduced Adjusted Operating Income margin by approximately 0.8%.

Revenues for the quarter were $1,405.3 million, an increase of 2.9% over the fourth quarter of 2011.  Testing volume, measured by requisitions, increased 2.8% and revenue per requisition increased 0.1%. Inclement weather reduced volume growth by approximately 1%.

Operating cash flow for the quarter was $254.2 million. The balance of cash at the end of the quarter was $466.8 million, and there were no borrowings outstanding under the Company's $1 billion revolving credit facility. During the quarter, the Company repurchased $136.0 million of stock, representing 1.6 million shares. As of December 31, 2012, $68.0 million of repurchase authorization remained under the Company's previously approved share repurchase plan.

The Company announced that its Board authorized a new $1 billion share repurchase program. This authorization reflects the Company's continued commitment to return capital to and create value for shareholders.

The Company recorded restructuring and other special charges of $20.7 million during the fourth quarter of 2012. In addition, during the quarter the Company recorded $6.2 million in accelerated amortization relating to the termination of a licensing agreement.

Full Year Results
Net earnings were $583.1 million and earnings per diluted share were $5.99 in 2012. Adjusted EPS Excluding Amortization in 2012 and 2011 were $6.82 and $6.37, respectively. During 2012, the impact of inclement weather reduced EPS by approximately $0.09.

Operating income was $1,023.5 million in 2012. Adjusted Operating Income was $1,064.9 million.

Revenues were $5,671.4 million, an increase of 2.3% compared to the same period in 2011. Compared to 2011, testing volume, measured by requisitions, increased 1.7% and revenue per requisition increased 0.6%.

Operating cash flow for 2012 was $841.4 million. During 2012, the Company repurchased $516.4 million of stock, representing 5.9 million shares.

“We had a good year, despite operating through a challenging environment, and achieved meaningful progress on our 5-pillar strategy,” said David P. King, Chairman and Chief Executive Officer. “We achieved solid earnings growth, strengthened our balance sheet by refinancing $1 billion of debt at historically low rates and continued to return capital to shareholders through our disciplined share repurchase program.”

Outlook for 2013
The Company expects revenue growth in the range of approximately 2.0% to 3.0%; Adjusted EPS Excluding Amortization of $6.85 to $7.15, which includes a negative impact of approximately $0.35 due to Medicare payment reductions and which excludes the impact of any share repurchase activity after December 31, 2012; operating cash flow of approximately $870 million to $900 million; and capital expenditures of approximately $200 million to $220 million. The Company's capital expenditure guidance is higher than historical levels due to near-term investments in facility consolidation and replacement of a major testing platform.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted EPS Excluding Amortization, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company's operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and in comparing the Company's financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-272-9941 (617-213-8895 for international callers). The access code is 20958126. A telephone replay of the call will be available through February 15, 2013 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 38000350. A live online broadcast of LabCorp's quarterly conference call on February 8, 2013 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 8, 2013.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings, and will be available in the Company's Form 10-K for the year ended December 31, 2012, when filed.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$1,405.3	$1,366.1	$5,671.4	$5,542.3
Cost of sales	867.3	816.5	3,421.7	3,267.6
Selling, general and administrative	278.8	270.4	1,114.6	1,159.6
Amortization of intangibles and other assets	23.2	21.2	86.3	85.8
Restructuring and other special charges	20.7	10.6	25.3	80.9

Operating income	215.3	247.4	1,023.5	948.4

Other income (expense)	(0.5)	(3.8)	(7.2)	(5.6)
Investment income	0.3	0.5	1.0	1.3
Interest expense	(27.6)	(22.1)	(94.5)	(87.5)
Equity method income, net	4.0	2.9	21.4	9.5
Earnings before income taxes	191.5	224.9	944.2	866.1
Provision for income taxes	70.9	86.8	359.4	333.0
Net earnings	120.6	138.1	584.8	533.1
Less net earnings attributable to noncontrolling interest	(0.4)	(2.7)	(1.7)	(13.4)
Net earnings attributable to Laboratory Corporation of America Holdings	$120.2	$135.4	$583.1	$519.7

Adjusted Operating Income
Operating Income	$215.3	$247.4	$1,023.5	$948.4
Restructuring and other special charges	20.7	10.6	25.3	116.5
Termination of licensing agreement	6.2	—	6.2	—
Acquisition fees and expenses	—	—	9.9	—
Adjusted operating income	$242.2	$258.0	$1,064.9	$1,064.9

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.26	$1.34	$5.99	$5.11
Impact of restructuring and other special charges	0.13	0.06	0.29	0.72
Loss on divestiture of assets	—	0.03	—	0.03
Amortization expense	0.15	0.13	0.54	0.51
Adjusted EPS Excluding Amortization	$1.54	$1.56	$6.82	$6.37

Weighted average shares outstanding	95.3	101.0	97.4	101.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2012	2011

Cash and short term investments	$466.8	$159.3
Accounts receivable, net	718.5	699.8
Property, plant and equipment	630.8	578.3
Intangible assets and goodwill, net	4,569.4	4,302.5
Investments in joint venture partnerships	78.1	76.8
Other assets	346.1	309.6
	$6,809.7	$6,126.3

Zero-coupon subordinated notes	$130.0	$135.5
Senior notes	2,525.0	1,525.5
Credit facility	—	560.0
Other liabilities	1,416.6	1,381.6
Noncontrolling interest	20.7	20.2
Shareholders' equity	2,717.4	2,503.5
	$6,809.7	$6,126.3

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Years Ended
	December 31,	December 31,
	2012	2011

Net cash provided by operating activities	$841.4	$855.6
Net cash used for investing activities	(534.2)	(280.3)
Net cash provided by (used for) financing activities	(0.8)	(645.0)
Effect of exchange rates on cash	1.1	(1.7)
Net (decrease) increase in cash	307.5	(71.4)
Cash at beginning of period	159.3	230.7
Cash at end of period	$466.8	$159.3

Free Cash Flow:
Net cash provided by operating activities	$841.4	$855.6
Less: Capital expenditures	(173.8)	(145.7)
Free cash flow	$667.6	$709.9

Notes to Financial Tables

1)
During the fourth quarter of 2012, the Company recorded net restructuring and other special charges of $20.7 million. The charges consisted of $4.8 million in severance-related liabilities and $17.1 million in net facility-related costs associated with ongoing consolidation of recent acquisitions and other operations. These charges were partially offset by the reversal of previously established reserves of $1.2 million in unused severance. The after tax impact of these net charges decreased net earnings for the three months ended December 31, 2012 by $12.8 million and diluted earnings per share by $0.13 ($12.8 million divided by 95.3 million shares).

During the first three quarters of 2012, the Company recorded net restructuring and other special charges of $4.6 million. The charges consisted of $11.4 million in severance-related liabilities and $2.5 million in net facility-related costs primarily associated with ongoing consolidation of recent acquisitions and other operations and the termination of an executive vice president. These charges were partially offset by the reversal of previously established reserves of $5.7 million in unused severance and $3.6 million in unused facility-related costs. The Company also recorded $9.9 million in fees associated with the successful completion of its acquisition of MEDTOX Scientific, Inc. (“MEDTOX”) on July 31, 2012. As part of the Clearstone integration, the Company recorded a $6.9 million loss in other income (expense) relating to the disposal of one of its European subsidiaries. In addition, in conjunction with the liquidation of one of its joint ventures, the Company recorded a one-time increase of $2.9 million in equity method income.

For the year ended December 31, 2012, the after tax impact of these combined net charges decreased net earnings by $27.9 million and diluted earnings per share by $0.29 ($27.9 million divided by 97.4 million shares).

The Company also recorded accelerated amortization of $6.2 million related to its termination of a licensing agreement in November 2012. The after tax impact of this accelerated amortization decreased net earnings for the three months and year ended December 31, 2012 by $3.8 million and diluted earnings per share by $0.04 and $0.04, respectively ($3.8 million divided by 95.3 and 97.4 million shares, respectively).

2)
During the fourth quarter of 2011, the Company recorded net restructuring and other special charges of $10.6 million, consisting of $6.3 million in severance-related liabilities and $1.7 million in net facility-related costs primarily associated with integration of the Orchid Cellmark and Genzyme Genetics acquisitions as well as internal cost reduction initiatives. The charges also include a $2.6 million write-off of an uncollectible receivable from a past installment sale of one of the Company's lab operations. The after tax impact of these charges decreased net earnings for the three months ended December 31, 2011, by $6.5 million and diluted earnings per share by $0.06 ($6.5 million divided by 101.0 million shares).

During the first three quarters of 2011, the Company recorded restructuring and other special charges of $105.9 million ($66.3 million after tax). The restructuring charges included $18.8 million in net severance and other personnel costs along with $36.7 million in net facility-related costs primarily associated with the ongoing integration of the Clearstone, Genzyme Genetics and Westcliff acquisitions. The special charges also included $34.5 million ($49.5 million, net of previously recorded reserves of $15.0 million) relating to the settlement of the Hunter Labs litigation in California, along with $1.1 million for legal costs associated with the planned acquisition of Orchid Cellmark incurred during the second quarter of 2011, both of which were recorded in Selling, General and Administrative Expenses in the Company's Consolidated Statements of Operations. The charges also included a $14.8 million write-off of an investment made in a prior year.

For the year ended December 31, 2011, the after tax impact of these combined charges of $116.5 million decreased net earnings by $73.3 million and diluted earnings per share by $0.72 ($73.3 million divided by 101.8 million shares).

3)
Following the closing of its acquisition of Orchid Cellmark Inc. (“Orchid”) in mid-December, the Company recorded a net $2.8 million loss on its divestiture of certain assets of Orchid's U.S. government paternity business, under the terms of the agreement reached with the U.S. Federal Trade Commission. This non-deductible loss on disposal was recorded in Other Income and Expense in the Company's Consolidated Statements of Operations and decreased net earnings for the three and twelve months ended December 31, 2011, by $2.8 million and diluted earnings per share by $0.03 ($2.8 million divided by 101.0 million shares and $2.8 million divided by 101.8 million shares, respectively).

4)
The Company continues to grow its business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the three months ended December 31, 2012 and 2011, intangible amortization was $23.2 million and $21.2 million, respectively ($14.3 million and $12.9 million net of tax, respectively) and decreased EPS by $0.15 ($14.3 million divided by 95.3 million shares) and $0.13 ($12.9 million divided by 101.0 million shares), respectively. For the years ended December 31, 2012 and 2011, intangible amortization was $86.3 million and $85.8 million respectively ($53.2 million and $52.4 million net of tax, respectively) and decreased EPS by $0.54 ($53.2 million divided by 97.4 million shares) and $0.51 ($52.4 million divided by 101.8 million shares), respectively.

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